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                                                                 EXHIBIT 10.4

                                                  June 22, 1998




Mr. Terry J. Shelton
Vice President
Hoechst Marion Roussel, Inc.
10236 Marion Park Drive
Post Office Box 9627
Kansas City, MO 64134-0627

         RE: JOINT DEVELOPMENT, MARKETING AND LICENSE AGREEMENT (THE "JOINT DEVELOPMENT AGREEMENT") AND MANUFACTURE AND SUPPLY AGREEMENT, EACH DATED AS OF DECEMBER 11, 1990, AS AMENDED, AND EXPANDED TERRITORY LICENSING AGREEMENT, DATED AS OF DECEMBER 11, 1991, AS AMENDED, BETWEEN HOECHST MARION ROUSSEL, INC. ("HMR") AND ALTEON INC. ("ALTEON") (COLLECTIVELY, THE "AGREEMENTS")

Dear Terry:

Further to our discussions over the past several months, this letter serves as Alteon's proposal concerning concluding or clarifying certain outstanding issues related to the above referenced Agreements. Capitalized terms used in this letter and not defined herein shall have the meanings assigned to such terms in the Joint Development Agreement. This letter, once accepted by HMR, shall serve as an amendment to the Agreements, designed to survive their termination.

In connection with the close-out of our Joint Development Program, HMR has transferred to Alteon:

         a) all INDs filed in connection with the Joint Development Program for Pimagedine and all corresponding submissions to regulatory authorities in other countries;

         b) HMR's rights and obligations under certain agreements with clinical investigators and other parties in connection with the Clinical Programs (the "Clinical Trial Agreements");
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MR. TERRY SHELTON
JUNE 22, 1998                                                             PAGE 2



         c) copies of all material data, results, records and other information and materials in HMR's possession or control with respect to the Joint Development Program for Pimagedine; and

         d) additional clinical supplies of Pimagedine to allow Alteon to complete certain clinical trials.

HMR will promptly, at HMR's expense, complete transfer of certain additional data to Alteon which the parties have previously identified, including:

         a) certain CRF forms, drug accountability records and lab data which has not yet been delivered in connection with the European microalbuminuria trial, and

         b) certain raw data relating to the stability program and analytical formulation for Pimagedine.

HMR also agrees promptly, at HMR's expense, to transfer exclusive ownership to Alteon of the United States patent issued to HMR on July 9, 1996, concerning the spray drying of Pimagedine for tableting. The assignment of the patent will also include all rights HMR may have, if any, to extensions or future extension mechanisms, including Supplementary Protection Certificates or the equivalent thereof, renewals, continuations, continuations-in-part, divisions, patents of additions, and/or reissues thereof and all foreign counterparts related thereto, and the non-exclusive right to use the Know-How related thereto. As to any period of time prior to the completion of the foregoing patent assignment, the parties agree that Alteon had and has a perpetual exclusive royalty free license under the patent, including the right to sublicense, to make or have made Materials and to use and sell Products throughout the world.

In the future, upon reasonable request by Alteon, and to the extent HMR's then current employees have knowledge regarding the prior Joint Development Program, HMR agrees to provide support to Alteon, at Alteon's expense, with respect to providing information to the FDA or other regulatory authorities relating to the prior Joint Development Program. This support would include, as an example, assisting Alteon to address inquiries (or anticipated inquiries) in connection with Alteon's planned NDA submission for Pimagedine as such may be related to data or information which remains in HMR's possession. HMR will also forward to Alteon all correspondence, notices and other communications or materials relating to the prior Joint Development Program for Pimagedine or the Clinical Programs that it may receive from others from time to time.
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MR. TERRY SHELTON
JUNE 22, 1998                                                             PAGE 3



While HMR and Alteon each believe, in good faith, that HMR has effected transfer to Alteon of all material information, government filings and Inventions created under their prior Joint Development Program except as to those matters specifically set forth above (which HMR shall proceed to do), the parties also agree that should it later come to their attention that additional material information, government filings or Inventions remain in HMR's name or possession which were the product of the Joint Development Program and would otherwise properly belong to Alteon pursuant to the Agreements, then HMR agrees promptly to transfer such information, filing or Invention to Alteon.

In connection with the close-out of our Joint Development Program, Alteon and HMR have had certain good faith disagreements concerning:

         a) whether Alteon owes HMR money for certain prepaid costs in connection with assumption of the Clinical Trial Agreements by Alteon and for certain other transfer services provided by HMR;

         b) whether HMR owes Alteon money for certain costs incurred by Alteon in connection with data re-entry and clinical site monitoring visits.

The claims for amounts due from Alteon are set forth in letters dated October 31, 1996, and October 20, 1996, from HMR to Alteon; the claims for amounts due from HMR are set forth in letters dated May 27, 1997, and September 23, 1997, from Alteon to HMR. Alteon and HMR now agree that each party shall assume responsibility for all close-out costs or expenses which it has paid or incurred to date which have not already been reimbursed by the other, and each party waives any right it may have to seek additional payment or credit from the other on account of any claims or amounts arising out of or related to the Agreements, except for claims arising out of or related to the provisions of this letter or those provisions of the Agreements intended to survive termination of the Agreements.

HMR and Alteon agree that each of the Agreements was terminated, in its entirety, effective as of August 10, 1996. Except as set forth in this letter, all rights and obligations of the Parties under the Agreements shall be deemed to have terminated as of August 10, 1996, except to the extent the Agreements expressly provide that such rights and obligations shall survive such termination.

HMR and Alteon agree that their respective confidentiality obligations which otherwise survive termination of the Agreements shall extend for a period of five (5) years from the date of this letter, except that neither party shall be under any further obligation to maintain its own proprietary information in confidence for the benefit of the other.
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MR. TERRY SHELTON
JUNE 22, 1998                                                             PAGE 4



HMR and Alteon agree to cooperate with each other, and to execute all documents and undertake all other reasonable actions requested by the other, in order to effect the provisions of this letter.

Please sign and return the enclosed copy to confirm HMR's agreement with the terms of this letter.

                                                Sincerely,

                                                ALTEON INC.



                                                By:  /s/ James J. Mauzey
                                                     ---------------------------
                                                         James J. Mauzey
                                                         Chairman and
                                                         Chief Executive Officer


Accepted and Agreed this 30th day of

June, 1998

HOECHST MARION ROUSSEL, INC.



By:  /s/ Terry J. Shelton
     -----------------------------
         Terry J. Shelton
         Vice President